Exhibit 99.1

Compensation Arrangements for Robert W. McHugh

November 21, 2005

The following is a summary of the compensation arrangements effective November 21, 2005 for Robert W. McHugh in his capacity as Senior Vice President and Chief Financial Officer of the Company.

•	Annual Base Salary. $500,000

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Stock Awards. Mr. McHugh received a stock option grant covering 30,000 shares of common stock, which will vest over a three-year period beginning November 21, 2006, and an award of 30,000 shares of restricted stock. The restricted stock award will vest on November 30, 2008 provided Mr. McHugh is employed by the Company or one of its subsidiaries or affiliates through the vesting date. With regard to his restricted stock award, Mr. McHugh will be entitled to receive and retain all cash dividends that are payable after the date of grant to record holders of the Company’s common stock.

•	Annual and Long-Term Incentive Compensation Plans. Participation in the Annual Incentive Compensation Plan, as amended and the Long-Term Incentive Compensation Plan, as amended and restated.

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Benefit Plans and Other Arrangements. Mr. McHugh continues to be eligible to participate in the Company’s broad-based benefit programs including health, disability and life insurance programs, qualified 401(k) plan, pension plan and excess retirement plan. He is also eligible to participate in the supplemental executive retirement plan.

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Perquisites. Mr. McHugh is eligible to participate in certain programs offered by the Company, including automobile expense reimbursement, executive medical expense reimbursement, executive life and long-term disability, and financial planning programs.